Exhibit 99.1

 Cross Country Healthcare Announces Fourth Quarter and Full Year 2020 Earnings Release Date and Conference Call Information

BOCA RATON, Fla.--(BUSINESS WIRE)--January 29, 2021--Cross Country Healthcare, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its fourth quarter and full year 2020 financial results on Wednesday, February 24, 2021 at 5:00 p.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after market close on Wednesday, February 24, 2021.

This call will be webcast live and can be accessed at the Company’s website at www.crosscountryhealthcare.com or by dialing 888-566-1099 from anywhere in the U.S. or by dialing 773-799-3716 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from February 24th through March 11th at the Company’s website and a replay of the conference call will be available by telephone by calling 800-510-0118 from anywhere in the U.S. or 203-369-3808 from non-U.S. locations – Passcode: 2021.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, made with the Securities and Exchange Commission (SEC) filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com